Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Third Quarter 2024 Financial Results

Addison, Texas – October 21, 2024 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended September 30, 2024. The Company's net income available to common shareholders was $7.4 million, or $0.65 per basic share, for the quarter ended September 30, 2024, compared to $7.4 million, or $0.65 per basic share, for the quarter ended June 30, 2024 and $6.3 million, or $0.54 per basic share, for the quarter ended September 30, 2023. Return on average assets and average equity for the third quarter of 2024 were 0.96% and 9.58%, respectively, compared to 0.95% and 9.91%, respectively, for the second quarter of 2024 and 0.78% and 8.43%, respectively, for the third quarter of 2023. The increase in earnings during the third quarter of 2024 compared to the third quarter of 2023 was primarily due to an increase in net interest income of $889,000, or 3.8%, along with a reverse provision for credit losses of $500,000 during the third quarter of 2024 compared to no provision during the prior year quarter.

"Our earnings and margin results were good in the third quarter and continue to show improvement as the Fed begins to lower interest rates. Net interest margin is now at 3.33%, up 7 basis points from the prior quarter and 31 basis points from the third quarter of 2023. We continue to position our balance sheet to take advantage of possible loan growth and other opportunities when economic conditions improve and interest rates continue to fall. Deposit balances increased during the quarter, we purchased additional higher yielding AFS securities and we repaid the remaining $45.0 million in FHLB advances. We believe credit quality remains strong with very low past-dues and charge-offs. Non-performing assets should also be very low by year-end as we anticipate resolutions for the ORE on our balance sheet. Our capital and liquidity levels are solid and will leave us well positioned to drive positive strategic objectives and obtain favorable results for shareholders for the remainder of 2024 and 2025," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Improvement in NIM and Stable Earnings. Net interest margin, on a fully taxable equivalent basis, continued to improve in the third quarter, increasing to 3.33%, compared to 3.26% in the second quarter and 3.02% in the prior year quarter. Earnings were fairly consistent with the prior quarter, showing improvements in net interest income, non-interest income and employee and compensation expenses, which were slightly offset by a lower reverse provision for credit losses and higher provision for income taxes in the third quarter. The net interest income improvements resulted primarily from a decrease in interest bearing liability costs, while earning assets have continued to reprice upward.
•
Solid Balance Sheet, Capital and Liquidity. During the past year, we have strategically shrunk our balance sheet primarily by paying off debt and allowing transactional/non-relationship loans to pay off. This strategy positions us to be on the offense when we believe strong opportunities for growth or M&A are presented. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. During the third quarter of 2024, we repurchased 59,996 shares of our common stock, or 0.53% of our average shares outstanding during the period, at an average price of $30.65 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 17.1% as of September 30, 2024, compared to 14.0% as of September 30, 2023. Our total available contingent liquidity, net of current outstanding borrowings, was $1.4 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average quarterly assets as of September 30, 2024 was 10.4%. If we had to recognize our entire net unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 9.8%†, which we believe represents a strong capital level under regulatory requirements.
•
Good Asset Quality. Overall credit quality remains strong and the expected losses on deteriorating credits are low due to the Bank's equity position and/or strong guarantor support. Nonperforming assets as a percentage of total assets were 0.66% at September 30, 2024, compared to 0.71% at June 30, 2024 and 0.09% at September 30, 2023. Net charge-offs (annualized) to average loans were 0.04% for the quarter ended September 30, 2024, compared to 0.01% for the quarter ended June 30, 2024, and 0.11% for the quarter ended September 30, 2023.

There was a reverse provision to the allowance for credit losses of $500,000 during the third quarter, in addition to the $1.45 million reverse provision during the first half of the year. Changes to historical and qualitative factors have been minimal during the first three quarters of 2024, therefore the decrease in the allowance for credit losses was due primarily to the decreases in outstanding loan balances of $186.0 million, or 8.0%, since January 1, 2024, which were partially offset by an increase in special mention loans during the same period as we continue to work with a relatively small number of stressed borrowers.

Nonperforming assets consist of both nonaccrual loans and other real estate owned (ORE). Nonaccrual loans represented 0.24% of total outstanding loan balances as of September 30, 2024 and consisted primarily of smaller dollar consumer and small business loans. ORE consisted of two real estate properties, both of which we expect to resolve and sell in the fourth quarter of 2024 with minimal, if any, losses. Nonaccrual loans represented 0.28% and 0.12% of total outstanding loan balances as of June 30, 2024 and September 30, 2023, respectively.

•
Granular and Consistent Core Deposit Base. As of September 30, 2024, we have 89,878 total deposit accounts with an average account balance of $29,695. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits increased by $42.8 million during the third quarter. DDA and time deposit balances increased $19.2 million and $24.5 million, respectively, while savings and MMDA balances decreased $965,000 during the third quarter of 2024. Excluding public funds and Bank-owned accounts, our uninsured deposits as of September 30, 2024 were 26.3% of total deposits.

Interest rates paid on deposits during the quarter stabilized with minimal increases. Noninterest-bearing deposits represent 31.5% of total deposits as of September 30, 2024. Our cost of interest-bearing deposits increased one basis point during the quarter from 3.32% in the prior quarter to 3.33%. This increase was primarily due to renewals of maturing certificates of deposit into new CDs paying higher rates, although current CD rate offerings were recently lowered late in the quarter. Our cost of total deposits for the third quarter of 2024 increased three basis points from 2.28% in the prior quarter to 2.31%†.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the reversal of the provision for credit losses, for the third quarter of 2024 and 2023 was $24.2 million and $23.3 million, respectively, an increase of $889,000, or 3.8%. The increase in net interest income resulted from an increase in interest income of $615,000, or 1.5%, combined with a decrease in interest expense of $274,000, or 1.7%, compared to the prior year quarter. The increase in interest income resulted primarily from a $670,000, or 16.5%, increase in interest income on securities and a $205,000, or 29.6%, increase in interest income received from Federal funds sold and interest-bearing deposits. The decrease in interest expense resulted primarily from a $2.3 million and $808,000 decrease in interest paid on FHLB borrowings and brokered deposits, respectively. These decreases were partially offset by a $2.6 million increase in interest paid on CD accounts during the third quarter of 2024 compared to the same period of the prior year. Our noninterest-bearing deposits to total deposits were 31.5% and 34.0% as of September 30, 2024 and 2023, respectively.

Net interest margin, on a fully taxable equivalent basis, for the third quarter of 2024 and 2023 was 3.33% and 3.02%, respectively. Net interest margin, on a fully taxable equivalent basis, increased 31 basis points primarily due to a 40 basis point increase in interest-earning asset yields partially offset by an increase of eight basis points in the cost of interest-bearing liabilities from the prior year quarter. The increase in yield on interest-earning assets was primarily due to increases in yield on the loan portfolio from 5.91% to 6.35%, or 44 basis points, as well as 82 and 10 basis point increases in yield on AFS and HTM securities, respectively, during the period. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 3.00% to 3.33%, a change of 33 basis points, since September 30, 2023.

Net interest income, before the reversal of the provision for credit losses, increased $311,000, or 1.3%, from $23.9 million in the second quarter of 2024 to $24.2 million for the third quarter of 2024. The increase in net interest income resulted primarily from a larger decrease in interest expense of $591,000, or 3.5%, compared to the decrease in interest income of $280,000, or 0.7%, from the prior quarter.

Net interest margin, on a fully taxable equivalent basis, increased from 3.26% for the second quarter of 2024 to 3.33% for the third quarter of 2024, an increase of seven basis points. The increase in net interest margin, on a fully taxable equivalent basis, was primarily due to a one basis point increase in the yield earned on interest-earning assets, further improved by a seven basis point decrease in rates on interest-bearing liabilities. The increase in yield was primarily due to an increase in loan yields from 6.29% for the second quarter of 2024 to 6.35% for the third quarter of 2024, a change of six basis points, partially offset by decreases in yield on all other interest-earning assets for a net increase of one basis point in yields on interest-earning assets. This increase was improved by a decrease in interest-bearing liabilities of seven basis points since June 30, 2024.

We recorded a reverse provision for credit losses of $500,000 during the third quarter of 2024, and $1.2 million and $250,000 of reverse provisions during the second and first quarters of 2024, respectively. The reverse provisions resulted from a decline in gross loan balances of $78.5 million during the third quarter and of $186.0 million year to date, while overall credit quality trends and economic forecast assumptions remained relatively stable. As of September 30, 2024 and December 31, 2023, our allowance for credit losses as a percentage of total loans was 1.34% and 1.33%, respectively.

Noninterest income increased $215,000, or 4.4%, during the third quarter of 2024 to $5.2 million, compared to $4.9 million for the third quarter of 2023. The increase from the same quarter in 2023 was primarily due to rental income received during the quarter.

Noninterest income for the third quarter of 2024 increased by $555,000, or 12.1%, from $4.6 million in the second quarter of 2024. The increase was primarily due to an increase in other noninterest income of $909,000, or 1377.3%, primarily the result of a $900,000 ORE valuation allowance during the second quarter of 2024. This was partially offset by a $305,000, or 14.4%, decrease in merchant and debit card fees due to an annual payment from our third party processing vendor during the second quarter of 2024.

Noninterest expense increased $164,000, or 0.8%, during the third quarter of 2024 to $20.7 million, compared to $20.5 million for the third quarter of 2023. The increase in noninterest expense during the third quarter of 2024 was driven primarily by an increase in other noninterest expense of $498,000, or 39.9%, due to $642,000 in ORE-related holding costs during the current quarter, which was partially offset by a $358,000, or 3.0%, decrease in employee compensation and benefits and a $127,000, or 14.1%, decrease in legal and professional fees compared to the third quarter of 2023.

Noninterest expense increased $76,000, or 0.4%, during the third quarter of 2024, from $20.6 million for the quarter ended June 30, 2024. The increase resulted primarily from a $141,000, or 8.8%, increase in other noninterest expense due to $642,000 in ORE-related holding costs during the current quarter. Additionally, the Bank saw a $102,000, or 3.5%, increase in occupancy expenses during the third quarter of 2024 compared to the second quarter of 2024. These increases were partially offset by a $137,000, or 1.2%, decrease in employee compensation and benefits.

The Company’s efficiency ratio for the third quarter of 2024 was 70.47%, compared to 72.64% for the prior year quarter and 72.34% for the second quarter of 2024.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.10 billion at September 30, 2024, compared to $3.08 billion at June 30, 2024 and $3.23 billion at September 30, 2023.

Gross loans decreased by $78.5 million, or 3.5%, during the quarter resulting in a gross loan balance of $2.14 billion at September 30, 2024, compared to $2.21 billion at June 30, 2024. Our decline in loans resulted primarily from tighter underwriting, strategic non-renewal decisions and from lower demand from potential borrowers.

Gross loans decreased $181.7 million, or 7.8%, from $2.32 billion at September 30, 2023. The decrease in gross loans during the third quarter of 2024 compared to the third quarter of 2023 resulted from tightened credit underwriting standards and loan terms, along with fewer borrower requests in response to higher interest rates and project costs.

Total deposits increased by $42.8 million, or 1.6%, to $2.67 billion at September 30, 2024, compared to $2.63 billion at June 30, 2024, and increased $10.6 million, or 0.4%, from $2.66 billion at September 30, 2023. The increase in deposits during the third quarter of 2024 compared to the second quarter of 2024 was the result of an increase in noninterest-bearing and interest-bearing deposits of $19.1 million and $23.6 million, respectively. The increase in deposits during the current quarter compared to the prior year quarter resulted primarily from an increase in interest-bearing deposits of $74.4 million, offset by a decrease in noninterest-bearing deposits of $63.8 million.

Nonperforming assets as a percentage of total loans were 0.96% at September 30, 2024, compared to 0.98% at June 30, 2024 and 0.13% at September 30, 2023. Nonperforming assets as a percentage of total assets were 0.66% at September 30, 2024, compared to 0.71% at June 30, 2024, and 0.09% at September 30, 2023. The Bank's nonperforming assets consist primarily of ORE and nonaccrual loans. The increase in nonperforming assets compared to the prior year quarter was primarily due to the acquisition of ORE, which is expected to be fully resolved by year-end.

Total equity was $319.3 million at September 30, 2024, compared to $308.6 million at June 30, 2024 and $296.8 million at September 30, 2023. The increase in total equity compared to the prior quarter and prior year quarter resulted primarily from net income of $7.4 million during the third quarter and from a positive shift in our net unrealized losses on securities compared to the prior periods. The increases in equity were somewhat offset by the payment of dividends and by the repurchase of stock totaling $1.8 million during the third quarter of 2024, $4.1 million during the second quarter of 2024 and $1.7 million during the third quarter of 2023.

	As of
	2024			2023
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ASSETS
Cash and due from banks	$50,623	$45,016	$43,872	$47,744	$47,922
Federal funds sold	108,350	40,475	24,300	36,575	73,275
Interest-bearing deposits	3,973	4,721	4,921	5,205	8,980
Total cash and cash equivalents	162,946	90,212	73,093	89,524	130,177
Securities available for sale	277,567	242,662	228,787	196,195	178,644
Securities held to maturity	341,911	347,992	363,963	404,208	408,308
Loans held for sale	770	871	874	976	2,506
Loans, net	2,107,597	2,185,247	2,234,012	2,290,881	2,286,163
Accrued interest receivable	10,927	12,397	11,747	13,143	11,307
Premises and equipment, net	56,964	57,475	56,921	57,018	56,712
Other real estate owned	15,184	15,184	14,900	—	—
Cash surrender value of life insurance	42,623	42,369	42,119	42,348	42,096
Core deposit intangible, net	1,100	1,206	1,312	1,418	1,524
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	47,356	53,842	67,550	56,920	80,816
Total assets	$3,097,105	$3,081,617	$3,127,438	$3,184,791	$3,230,413
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$839,567	$820,430	$828,861	$852,957	$903,391
Interest-bearing	1,829,347	1,805,732	1,798,983	1,780,289	1,754,902
Total deposits	2,668,914	2,626,162	2,627,844	2,633,246	2,658,293
Securities sold under agreements to repurchase	31,164	25,173	39,058	25,172	19,366
Accrued interest and other liabilities	33,849	32,860	33,807	32,242	31,218
Line of credit	—	—	—	4,500	2,000
Federal Home Loan Bank advances	—	45,000	75,000	140,000	175,000
Subordinated debentures	43,885	43,852	45,819	45,785	47,752
Total liabilities	2,777,812	2,773,047	2,821,528	2,880,945	2,933,629

Equity attributable to Guaranty Bancshares, Inc.	318,784	308,043	305,371	303,300	296,226
Noncontrolling interest	509	527	539	546	558
Total equity	319,293	308,570	305,910	303,846	296,784
Total liabilities and equity	$3,097,105	$3,081,617	$3,127,438	$3,184,791	$3,230,413

	Quarter Ended
	2024			2023
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
STATEMENTS OF EARNINGS
Interest income	$40,433	$40,713	$40,752	$40,796	$39,818
Interest expense	16,242	16,833	17,165	16,983	16,516
Net interest income	24,191	23,880	23,587	23,813	23,302
Reversal of provision for credit losses	(500)	(1,200)	(250)	—	—
Net interest income after reversal of provision for credit losses	24,691	25,080	23,837	23,813	23,302
Noninterest income	5,154	4,599	5,258	4,796	4,939
Noninterest expense	20,678	20,602	20,692	21,402	20,514
Income before income taxes	9,167	9,077	8,403	7,207	7,727
Income tax provision	1,788	1,654	1,722	1,341	1,437
Net earnings	$7,379	$7,423	$6,681	$5,866	$6,290
Net loss attributable to noncontrolling interest	18	12	7	12	7
Net earnings attributable to Guaranty Bancshares, Inc.	$7,397	$7,435	$6,688	$5,878	$6,297

PER COMMON SHARE DATA
Earnings per common share, basic	$0.65	$0.65	$0.58	$0.51	$0.54
Earnings per common share, diluted	0.65	0.65	0.58	0.51	0.54
Cash dividends per common share	0.24	0.24	0.24	0.23	0.23
Book value per common share - end of quarter	27.94	26.98	26.47	26.28	25.64
Tangible book value per common share - end of quarter(1)	25.03	24.06	23.57	23.37	22.72
Common shares outstanding - end of quarter(2)	11,408,908	11,417,270	11,534,960	11,540,644	11,554,094
Weighted-average common shares outstanding, basic	11,383,027	11,483,091	11,539,167	11,536,878	11,568,897
Weighted-average common shares outstanding, diluted	11,443,324	11,525,504	11,598,239	11,589,165	11,619,342

PERFORMANCE RATIOS
Return on average assets (annualized)	0.96%	0.95%	0.85%	0.73%	0.78%
Return on average equity (annualized)	9.58	9.91	8.93	7.93	8.43
Net interest margin, fully taxable equivalent (annualized)(3)	3.33	3.26	3.16	3.11	3.02
Efficiency ratio(4)	70.47	72.34	71.74	74.81	72.64

(1) See Non-GAAP Reconciling Tables.
(2) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

(3) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2024			2023
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$245,738	$264,058	$269,560	$287,565	$292,410
Real estate:
Construction and development	213,014	231,053	273,300	296,639	317,484
Commercial real estate	866,112	899,120	906,684	923,195	901,321
Farmland	169,116	180,126	180,502	186,295	188,614
1-4 family residential	524,245	526,650	523,573	514,603	504,002
Multi-family residential	54,158	47,507	44,569	44,292	42,720
Consumer	52,530	53,642	54,375	57,059	58,294
Agricultural	11,293	12,506	12,418	12,685	13,076
Overdrafts	331	335	276	243	328
Total loans(1)(2)	$2,136,537	$2,214,997	$2,265,257	$2,322,576	$2,318,249

	Quarter Ended
	2024			2023
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$29,282	$30,560	$30,920	$31,140	$31,759
Loans charged-off	(272)	(115)	(310)	(242)	(644)
Recoveries	33	37	200	22	25
Reversal of provision for credit losses	(500)	(1,200)	(250)	—	—
Balance at end of period	$28,543	$29,282	$30,560	$30,920	$31,140

Allowance for credit losses / period-end loans	1.34%	1.32%	1.35%	1.33%	1.34%
Allowance for credit losses / nonperforming loans	560.2	470.4	496.0	552.9	1,148.2
Net charge-offs / average loans (annualized)	0.04	0.01	0.02	0.04	0.11

NONPERFORMING ASSETS
Nonaccrual loans	$5,095	$6,225	$6,161	$5,592	$2,712
Other real estate owned	15,184	15,184	14,900	—	—
Repossessed assets owned	154	331	236	234	250
Total nonperforming assets	$20,433	$21,740	$21,297	$5,826	$2,962

Nonaccrual loans as a percentage of total loans(1)(2)	0.24%	0.28%	0.27%	0.24%	0.12%

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.96%	0.98%	0.94%	0.25%	0.13%
Total assets	0.66	0.71	0.68	0.18	0.09

(1) Excludes outstanding balances of loans held for sale of $770,000, $871,000, $874,000, $976,000, and $2.5 million as of September 30, June 30 and March 31, 2024 and December 31 and September 30, 2023, respectively.

(2) Excludes deferred loan fees of $397,000, $468,000, $685,000, $775,000, and $946,000 as of September 30, June 30 and March 31, 2024 and December 31 and September 30, 2023, respectively.

	Quarter Ended
	2024			2023
(dollars in thousands)	September 30	June 30	March 31	December 31	September 30
NONINTEREST INCOME
Service charges	$1,165	$1,098	$1,069	$1,123	$1,131
Net realized gain on sale of loans	252	227	272	196	218
Fiduciary and custodial income	542	657	649	624	637
Bank-owned life insurance income	255	250	251	249	267
Merchant and debit card fees	1,817	2,122	1,706	1,760	1,752
Loan processing fee income	102	136	118	116	128
Mortgage fee income	46	43	41	30	46
Other noninterest income	975	66	1,152	698	760
Total noninterest income	$5,154	$4,599	$5,258	$4,796	$4,939

NONINTEREST EXPENSE
Employee compensation and benefits	$11,586	$11,723	$12,437	$12,715	$11,944
Occupancy expenses	3,026	2,924	2,747	2,757	2,960
Legal and professional fees	775	841	772	954	902
Software and technology	1,649	1,653	1,642	1,740	1,490
Amortization	142	142	143	145	147
Director and committee fees	188	198	200	186	192
Advertising and promotions	239	208	169	352	288
ATM and debit card expense	791	785	609	763	803
Telecommunication expense	178	159	173	175	178
FDIC insurance assessment fees	359	365	360	321	363
Other noninterest expense	1,745	1,604	1,440	1,294	1,247
Total noninterest expense	$20,678	$20,602	$20,692	$21,402	$20,514

	Quarter Ended September 30,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,167,701	$34,615	6.35%	$2,332,171	$34,765	5.91%
Securities available for sale	263,487	2,484	3.75	181,946	1,346	2.93
Securities held to maturity	345,422	2,242	2.58	432,687	2,710	2.48
Nonmarketable equity securities	19,341	194	3.99	25,429	304	4.74
Interest-bearing deposits in other banks	66,583	898	5.37	52,424	693	5.24
Total interest-earning assets	2,862,534	40,433	5.62	3,024,657	39,818	5.22
Allowance for credit losses	(29,101)			(31,574)
Noninterest-earning assets	232,947			220,406
Total assets	$3,066,380			$3,213,489
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,821,395	$15,243	3.33%	$1,726,218	$13,069	3.00%
Advances from FHLB and fed funds purchased	21,739	286	5.23	194,115	2,588	5.29
Line of credit	261	6	9.15	5,011	204	16.15
Subordinated debt	43,863	506	4.59	47,730	534	4.44
Securities sold under agreements to repurchase	34,370	201	2.33	22,718	121	2.11
Total interest-bearing liabilities	1,921,628	16,242	3.36	1,995,792	16,516	3.28
Noninterest-bearing liabilities:
Noninterest-bearing deposits	800,573			888,772
Accrued interest and other liabilities	36,970			32,716
Total noninterest-bearing liabilities	837,543			921,488
Equity	307,209			296,209
Total liabilities and equity	$3,066,380			$3,213,489
Net interest rate spread(2)			2.26%			1.94%
Net interest income		$24,191			$23,302
Net interest margin(3)			3.36%			3.06%
Net interest margin, fully taxable equivalent(4)			3.33%			3.02%

(1) Includes average outstanding balances of loans held for sale of $882,000 and $1.1 million for the quarter ended September 30, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Nine Months Ended September 30,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,234,538	$105,115	6.28%	$2,359,880	$100,513	5.69%
Securities available for sale	241,777	6,602	3.65	180,645	3,619	2.68
Securities held to maturity	365,174	7,107	2.60	463,434	8,591	2.48
Nonmarketable equity securities	22,329	722	4.32	27,727	1,024	4.94
Interest-bearing deposits in other banks	56,901	2,352	5.52	49,923	1,949	5.22
Total interest-earning assets	2,920,719	121,898	5.57	3,081,609	115,696	5.02
Allowance for credit losses	(30,125)			(31,804)
Noninterest-earning assets	234,822			219,227
Total assets	$3,125,416			$3,269,032
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,802,228	$44,526	3.30%	$1,668,394	$30,670	2.46%
Advances from FHLB and fed funds purchased	84,234	3,413	5.41	255,011	9,711	5.09
Line of credit	367	24	8.74	4,139	268	8.66
Subordinated debt	44,713	1,534	4.58	48,357	1,609	4.45
Securities sold under agreements to repurchase	39,880	743	2.49	19,548	271	1.85
Total interest-bearing liabilities	1,971,422	50,240	3.40	1,995,449	42,529	2.85
Noninterest-bearing liabilities:
Noninterest-bearing deposits	814,117			944,870
Accrued interest and other liabilities	36,458			30,057
Total noninterest-bearing liabilities	850,575			974,927
Equity	303,418			298,656
Total liabilities and equity	$3,125,415			$3,269,032
Net interest rate spread(2)			2.17%			2.17%
Net interest income		$71,658			$73,167
Net interest margin(3)			3.28%			3.17%
Net interest margin, fully taxable equivalent(4)			3.25%			3.16%

(1) Includes average outstanding balances of loans held for sale of $801,000 and $1.4 million for the nine months ended September 30, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2024			2023
(dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Equity attributable to Guaranty Bancshares, Inc.	$318,784	$308,043	$305,371	$303,300	$296,226
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,100)	(1,206)	(1,312)	(1,418)	(1,524)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$285,524	$274,677	$271,899	$269,722	$262,542
Common shares outstanding(1)	11,408,908	11,417,270	11,534,960	11,540,644	11,554,094
Book value per common share	$27.94	$26.98	$26.47	$26.28	$25.64
Tangible book value per common share(1)	25.03	24.06	23.57	23.37	22.72

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as a Percentage of Total Equity

(dollars in thousands)	September 30, 2024
Total equity(1)	$319,293
Less: net unrealized loss on HTM securities, tax effected	(17,852)
Total equity, including net unrealized loss on AFS and HTM securities	$301,441

Net unrealized loss on AFS securities, tax effected	8,374
Net unrealized loss on HTM securities, tax effected	17,852
Net unrealized loss on AFS and HTM securities, tax effected	$26,226

Net unrealized loss on securities as % of total equity(1)	8.2%
Total equity before impact of unrealized losses	$327,667
Net unrealized loss on securities as % of total equity before impact of unrealized losses	8.0%

Total average assets	$3,066,380
Total equity to average assets	10.4%
Total equity, adjusted for tax effected net unrealized loss, to average assets	9.8%

(1) Includes the net unrealized loss on AFS securities of $8.4 million, tax effected.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Total average interest-bearing deposits	$1,821,395	$1,795,958	$1,726,218
Adjustments:
Noninterest-bearing deposits	800,573	818,290	888,772
Total average deposits	$2,621,968	$2,614,248	$2,614,990

Total deposit-related interest expense	$15,243	$14,824	$13,069

Average cost of interest-bearing deposits	3.33%	3.32%	3.00%
Average cost of total deposits	2.31	2.28	1.98

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per common share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss third quarter 2024 financial results on Monday, October 21, 2024 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, and Shalene Jacobson, EVP and CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through October 31, 2024 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of September 30, 2024, Guaranty Bancshares, Inc. had total assets of $3.1 billion, total loans of $2.1 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com